Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Executive Vice President and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

KRONOS WORLDWIDE REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS…November 2, 2009… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the third quarter of 2009 of $8.6 million, or $.17 per diluted share, compared to a net loss of $3.6 million, or $.07 per diluted share, in the third quarter of 2008.  For the first nine months of 2009, Kronos reported a net loss of $39.9 million, or $.82 per diluted share, compared with net income of $1.8 million, or $.04 per diluted share.  Comparability of the Company’s results in the first nine months of 2009 was impacted by lower income from operations resulting principally from lower sales volumes and higher manufacturing costs as a result of temporary plant curtailments the Company implemented during the first half of 2009.

Net sales of $310.1 million in the third quarter of 2009 were $35.5 million, or 10%, lower than the third quarter of 2008.   Net sales of $840.2 million for the first nine months of 2009 were $229.8 million, or 21%, lower than the first nine months of 2008.  Net sales decreased in the third quarter of 2009 primarily due to lower average TiO2 selling prices and unfavorable changes in product mix, partially offset by the favorable impact of higher TiO2 sales volumes.  Net sales were lower in the first nine months of 2009 primarily due to a 14% decrease in sales volumes and unfavorable changes in product mix.  Additionally, the unfavorable effect of fluctuations in currency exchange rates decreased the Company’s sales by approximately $17 million for the quarter and $56 million in the year-to-date period.  Although the Company’s average selling prices were 5% lower in the third quarter of 2009 as compared to the third quarter of 2008, the Company’s average selling prices at the end of the third quarter 2009 were 1% higher than at the end of the second quarter 2009.  The table at the end of this release shows how each of these items impacted the overall decrease in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the third quarter of 2009 was $22.9 million compared with $9.4 million in the third quarter of 2008.  For the year-to-date period, the Company’s segment loss was $21.4 million compared with a segment profit of $32.6 million for the first nine months of 2008.  Segment profit increased in the third quarter of 2009 as compared to the third quarter of 2008 as the unfavorable effect of lower average TiO2 selling prices was more than offset by the favorable effect of lower maintenance and other costs as well as higher sales volumes and fluctuations in currency exchange rates, which increased segment profit by approximately $2 million.  For the first nine months of 2009, segment profit declined primarily due to the negative effects of production curtailments which resulted in significantly higher manufacturing costs per ton of pigment production during the first six months of the year, as well as the effect of lower sales volumes.  This was partially offset by lower maintenance costs and the favorable effects of fluctuations in currency exchange rates, which increased segment profit by approximately $50 million.  The Company’s TiO2 production volumes were 3% higher in the third quarter of 2009 and  28% lower in first nine months of 2009 as compared to the same periods in 2008 and finished goods inventories at September 30, 2009, which represented less than 2 months of average sales, were lower compared to December 31, 2008.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “During the third quarter, we significantly increased our production rates to near full capacity following the production curtailments we implemented in the first half of the year in order to reduce our finished goods inventories to an appropriate level necessary to meet current business requirements in each of our markets.  The higher capacity utilization during the third quarter significantly decreased our per unit fixed cost of production, which, along with higher selling prices produced a return to profitability in the third quarter.  The increase in production volumes is expected to continue in the fourth quarter, although our production rates during the fourth quarter may be somewhat less than full capacity due the timing of normal maintenance activities at some of our facilities.  Despite the economic downturn negatively impacting all TiO2 producers during the first nine months of 2009, we believe recent improvement in demand in all key market segments and the continued implementation of previously-announced price increases by all major TiO2 producers will result in continued improved operating and financial performance.”

The Company’s effective income tax rate varies from the U.S. statutory federal income tax rate in both periods of 2008 and 2009.  The Company’s income tax benefit in 2008 includes a $7.2 million ($.15 per diluted share) non-cash deferred income tax benefit in the second quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to our German operations and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses
•
Customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases)

•	Changes in raw material and other operating costs (such as energy costs)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation or solvency of our competitors
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts
•	The introduction of trade barriers
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar)
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions)
•	The timing and amounts of insurance recoveries
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	The ultimate ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit (loss) as income (loss) before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit (loss) include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009

Net sales	$345.6	$310.1	$1,070.0	$840.2
Cost of sales	295.2	250.6	903.3	762.4

Gross margin	50.4	59.5	166.7	77.8

Selling, general and administrative expense	43.9	39.2	134.2	108.1
Other operating income (expense):
Currency transactions, net	2.6	2.7	(.3)	9.1
Disposition of property & equipment	(.1)	(.2)	(.6)	(.3)
Other Income, net	.1	-	.1	-
Corporate expense	(1.2)	(1.7)	(4.4)	(5.4)

Income (loss) from operations	7.9	21.1	27.3	(26.9)

Other income (expense):
Trade interest income	.3	.1	.9	.1
Interest expense	(11.3)	(10.5)	(33.0)	(30.6)

Income (loss) before income taxes	(3.1)	10.7	(4.8)	(57.4)

Provision for income taxes (benefit)	.5	2.1	(6.6)	(17.5)

Net income (loss)	$(3.6)	$8.6	$1.8	$(39.9)

Basic and diluted net income (loss) per share	$(.07)	$.17	$.04	$(.82)

Basic and diluted weighted-average shares used in the calculation of net income per share	49.0	49.0	49.0	49.0

TiO2 data – metric tons in thousands:
Sales volumes	121	124	389	335
Production volumes	126	129	390	280

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009

Segment profit (loss)	$9.4	$22.9	$32.6	$(21.4)
Adjustments:
Trade interest income	(.3)	(.1)	(.9)	(.1)
Corporate expense	(1.2)	(1.7)	(4.4)	(5.4)

Income (loss) from operations	$7.9	$21.1	$27.3	$(26.9)

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended September 30, 2009 vs. 2008	Nine months ended September 30, 2009 vs. 2008
Percent change in sales:
TiO2 product pricing	(5)%	-%
TiO2 sales volume	3%	(14)%
TiO2 product mix	(3)%	(2)%
Changes in foreign currency exchange rates	(5)%	(5)%

Total	(10)%	(21)%